UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             _______________________

                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             _______________________


                  Date of Report
                  (Date of earliest
                  event reported):       June 11, 1998


                         National Research Corporation
             (Exact name of registrant as specified in its charter)


      Wisconsin                     0-29466                    47-0634000
   (State or other              (Commission File             (IRS Employer
   jurisdiction of                   Number)              Identification No.)
   incorporation)


                    1033 "O" Street, Lincoln, Nebraska  68508
          (Address of principal executive offices, including zip code)


                                 (402) 475-2525
                         (Registrant's telephone number)

   Item 2.  Acquisition or Disposition of Assets.

          On June 11, 1998 (but effective for all business and accounting purposes as of the close of business on May 31, 1998), National Research Corporation (the "Company") acquired substantially all of the assets of Healthcare Research Systems, Ltd., an Ohio limited liability company ("HRS"), pursuant to an Asset Purchase Agreement, dated as of June 11, 1998, by and among the Company, HRS and the members of HRS (the "Purchase Agreement"). The Company's acquisition of the assets of HRS as well as the consummation of the transactions related thereto is referred to herein as the "Acquisition." To date, the Company has paid a total cash consideration of $5,417,515 in the Acquisition and has paid or accrued approximately $126,000 of direct acquisition costs.

          Pursuant to the Purchase Agreement, except for certain excluded assets (including cash, tax credits and records, obligations of affiliates of HRS and organization and capitalization records), the Company acquired all of the business, rights, claims and assets of HRS including, but not limited to, HRS' (a) leased real property, (b) personal property, (c) personal property leases, (d) trademarks and other intellectual property,
   (e) contracts and purchase and sales orders, (f) computer software and hardware, (g) sales and promotional literature, (h) records, files, customer lists and other data, (i) inventories, (j) accounts receivable,
   (k) licenses and permits, (l) interests in the name "Healthcare Research Systems" and the letters "HRS" and derivatives therefrom and names similar thereto and (m) general intangibles. The Company did not assume any liabilities of HRS in the Acquisition except for certain specified liabilities including (a) certain contractual obligations, (b) liabilities under certain permits and licenses, (c) specified accounts payable, (d) product or service warranty, rework or return liabilities and (e) a portion of certain audit fees.

          The Company acquired the assets of HRS for (i) the assumption of the certain specified liabilities; (ii) $5,417,515 in cash at the closing of the Acquisition; (iii) the post-closing determination of the dollar amount by which the net current assets of HRS as of May 31, 1998 exceeded the liabilities of HRS assumed by the Company in the Acquisition, $350,000 of which was paid to HRS at the closing of the Acquisition as an estimate of such amount; (iv) an additional payment of up to $1,500,000 payable in April 1999 if 1998 revenues recognized for certain accounts of HRS ("HRS Revenues") exceed a specified level; and (v) an additional payment of $1,500,000 payable in June 1999, subject to a potential downward adjustment if HRS Revenues do not exceed a specified level. However, in the event the Company does not collect all May 31, 1998 accounts receivable and costs in excess of billings of HRS by December 31, 1998, the Company will reduce the additional payment specified in clause (iv) above by the dollar amount of such uncollected items. The purchase price paid by the Company for the assets of HRS was determined on the basis of arm's length negotiations between the parties. The Company funded the Acquisition and paid costs associated with the Acquisition through available cash.

          In connection with the Acquisition, the Company entered into an employment agreement (which contains noncompetition and confidentiality provisions) with the founder and former president of HRS and noncompetition and confidentiality agreements with certain former employees of HRS who became employees of the Company following the consummation of the Acquisition.

          The Purchase Agreement is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference. The brief summary of the material provisions of the Purchase Agreement set forth above is qualified in its entirety by reference to the Purchase Agreement filed as an exhibit hereto.

          Similar to the Company, HRS was engaged in the design, production, marketing, distribution and sale of survey-based performance measurement analysis and tracking services and products for the healthcare industry. The Company intends to continue that business.

   Item 7.  Financial Statements and Exhibits.

          (a)   Financial Statements of Business Acquired.

          The required financial statements for HRS are not filed with this Current Report on Form 8-K, but will be filed as soon as practicable and in no event later than August 25, 1998.

          (b)   Pro Forma Financial Information.

          The required pro forma financial information is not filed with this Current Report on Form 8-K, but will be filed as soon as practicable and in no event later than August 25, 1998.

          (c)   Exhibits.

          The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   NATIONAL RESEARCH CORPORATION


   Date: June 22, 1998             By: /s/ Patrick E. Beans
                                       Patrick E. Beans
                                       Vice President, Treasurer, Secretary
                                       and Chief Financial Officer

                          NATIONAL RESEARCH CORPORATION

                            EXHIBIT INDEX TO FORM 8-K
                           Report Dated June 11, 1998


   Exhibit
     No.         Description

   (2) Asset Purchase Agreement, dated as of June 11, 1998, by and among National Research Corporation, Healthcare Research Systems, Ltd., and the members of Healthcare Research Systems, Ltd.*


   __________
   * The schedules and exhibits to this document are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.